Exhibit (a)(1)(I)

Hewlett Packard Enterprise 3000 Hanover Street Palo Alto, CA 94304 hpe.com

Press Release

HPE Successfully Completes Tender

Offer to Acquire Nimble Storage

Editorial contact corpmediarelations@hpe.com Kate Holderness, HPE

PALO ALTO, Calif., April 14, 2017 – Hewlett Packard Enterprise (NYSE:HPE) today announced that its wholly owned subsidiary has successfully completed its previously announced tender offer for all of the outstanding shares of common stock of Nimble Storage, Inc. (“Nimble Storage”) at a price of $12.50 per share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer”).

The Offer and all withdrawal rights thereunder expired at the end of the day, 12:00 midnight, New York City time, on April 13, 2017. Citibank N.A., the depositary for the Offer, has advised HPE that, as of the expiration of the Offer, an aggregate of 75,566,796 Nimble Storage shares were validly tendered and not validly withdrawn pursuant to the Offer, representing approximately 80.8% of the Nimble Storage shares then outstanding. HPE’s wholly owned subsidiary accepted for payment all Nimble Storage shares that were validly tendered and not validly withdrawn pursuant to the Offer, and payment for such shares will be promptly made by the depositary.

HPE expects to complete the acquisition of all remaining outstanding shares of Nimble Storage on Monday, April 17, 2017, when Nimble Storage merges with and becomes a wholly owned subsidiary of HPE. Nimble Storage shares are expected to be delisted from the New York Stock Exchange prior to the open of trading on April 17, 2017.

About Hewlett Packard Enterprise

Hewlett Packard Enterprise (HPE) is an industry leading technology company that enables customers to go further, faster. With the industry’s most comprehensive portfolio, spanning the cloud to the data center to workplace applications, our technology and services help customers around the world make IT more efficient, more productive and more secure.

Forward-looking Statements

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HPE and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected timing of the completion of the merger described above, as well as those risks that are described in HPE’s SEC reports, including but not limited to the risks described in HPE’s Annual Report on Form 10-K for its fiscal year ended October 31, 2016. HPE assumes no obligation and does not intend to update these forward-looking statements.